UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K CURRENT REPORT Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 5, 2016 (November 29, 2016)
Fifth Street Asset Management Inc. (Exact name of registrant as specified in its charter)

Delaware	001-36701	46-5610118

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
777 West Putnam Avenue, 3rd Floor Greenwich, CT 06830 (Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (203) 681-3600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)        On November 30, 2016, Fifth Street Asset Management Inc. (the “Company”) announced Todd G. Owens will step down from his role as Co-President of the Company, effective as of January 2, 2017.

(c)        On November 30, 2016, the Company also announced Patrick J. Dalton will become Co-President of the Company, effective as of January 2, 2017 (the “Commencement Date”).

Mr. Dalton, 48, has over 20 years of credit and investment experience. Mr. Dalton joins the Company from Gordon Brothers Finance Company, where he served as the President, Chief Executive Officer, Chair of the Investment Committee and member of the board of directors from September 2012 to February 2016. Prior to that role, he served as President and Chief Operating Officer at Apollo Investment Corporation, a publicly-traded business development company (NASDAQ: AINV), from November 2008 to February 2012; Chief Investment Officer and Portfolio Manager at Apollo Investment Management, L.P. from 2007 to 2012; and a partner at Apollo Investment Management, L.P. from 2004 to 2012. Before joining Apollo, Mr. Dalton was a Vice President at Goldman, Sachs & Co., Chase Securities Corp., and Chase Manhattan Bank. Mr. Dalton received an M.B.A. in 1997 from Columbia University Business School and a B.S. in Finance from Boston College in 1990.

On November 29, 2016, Fifth Street Management LLC (“FSM LLC”) and FSC CT LLC entered into an employment agreement with Mr. Dalton, pursuant to which Mr. Dalton will serve as Co-President of the Company and Co-President of FSM LLC, effective the Commencement Date. In connection with the commencement of his employment, Mr. Dalton will become a member of the Executive Committee of FSM LLC (the “Executive Committee”). In addition, FSM LLC will recommend to the Boards of Directors of each of Fifth Street Finance Corp. (“FSC”) and Fifth Street Senior Floating Rate Corp. (“FSFR”) that Mr. Dalton be appointed as chief executive officer and a member of the board of each of FSC and FSFR.

The employment agreement provides Mr. Dalton with an initial annual base salary of $500,000 and the opportunity for annual salary increases based on performance. The employment agreement also provides that Mr. Dalton will be eligible to receive an annual bonus with a target range between $1.0 and $1.5 million, based on the achievement of performance criteria established by the Compensation Committee of the Company’s Board of Directors in consultation with Mr. Dalton. Prior to the Commencement Date, the agreement requires that Mr. Dalton and the Executive Committee work together in good faith to create a bonus formula that yields a bonus within the target range above based on the 2016 profitability of FSM LLC, as well as to develop a total compensation program covering all employees under Mr. Dalton’s direct and indirect supervision subject to certain requirements. For each of 2017 and 2018, Mr. Dalton will receive an annual bonus of not less than $1.0 million.

Annual bonuses paid to Mr. Dalton during his employment will be subject to the terms of the Company’s Amended and Restated Deferred Bonus and Retention Plan (the “Bonus Plan”), except that (i) 87.5% of the first $1.0 million of any annual bonus paid to Mr. Dalton will be paid in cash, with the remainder subject to the terms of the Bonus Plan, and (ii) Mr. Dalton’s resignation from employment for “Good Reason” (as defined in the employment agreement) will be treated as a termination without “Cause” (as defined in the employment agreement) for purposes of the Bonus Plan.

The employment agreement provides that Mr. Dalton will be granted two option awards to purchase an aggregate of 1 million shares of the Company’s Class A common stock. The first award is an option to purchase 750,000 shares of Class A common stock and will vest in equal installments of 1/3rd on each of the first three anniversaries of the grant date, subject to Mr. Dalton’s continued employment. The second award is an option to purchase 250,000 shares of Class A common stock and will vest in full on the fourth anniversary of the grant date, subject to Mr. Dalton’s continued employment. The option granted pursuant to the first award will have a five-year term and the option granted pursuant to the second award will have a six year term. The options will be granted with an exercise price equal to the greater of $6.00 and 100% of the fair market value of the Company’s Class A common stock on the date of grant. In addition, Mr. Dalton will be granted a number of restricted stock units having a grant date fair value equal to $2.0 million, based on the closing price of the Company’s Class A common stock on the date of grant. The restricted stock units will vest in installments of 1/4th on each of the first four anniversaries of the grant date, subject to Mr. Dalton’s continued employment. In the event of a “change in control” (as defined in the Company’s 2014 Omnibus Incentive Plan) that occurs while Mr. Dalton is employed, all outstanding and unvested options and restricted stock units will vest. Any shares issued upon settlement of the restricted stock units or exercise of the stock options will be subject to sale restrictions that will be released as to 25% of the aggregate shares subject to the award after each of the fourth, fifth, sixth and seventh anniversaries of the grant date.

In the event Mr. Dalton is terminated without Cause or Mr. Dalton terminates his employment for Good Reason, then, subject to his execution and non-revocation of a release of claims and further subject to his continued compliance with his post-termination obligations, he will receive monthly severance payments over a twelve month period totaling $2.0 million and a pro-rata bonus for the year of termination. In addition, upon such termination, (A) the vesting of a portion of Mr. Dalton’s options and restricted stock units will accelerate such that the vested portion of such awards will be calculated by multiplying the total number of shares subject to such award by a fraction, the numerator of which is Mr. Dalton’s total number of full months of service with the Company since the grant date plus 12, and the denominator of which is 48, without regard to the vesting schedule otherwise described above, (B) any unexercised vested options will remain exercisable for one year after termination (but not later than the expiration date of the option), and (C) 100% of any sale restrictions applicable to the awards will have lapsed by the first anniversary of the termination date.

In connection with his employment agreement, Mr. Dalton entered into a non-competition, non-solicitation and non-disclosure agreement which contains certain non-competition restrictions that are effective during his employment and for the one-year period thereafter (or the three-month period thereafter if his employment is terminated without Cause or for Good Reason, or is terminated within the 90-day period prior to, or at any time on or after, a change in control). The non-competition agreement provides that in the event Mr. Dalton’s employment is terminated for any reason other than Cause and subject to his compliance with the terms of the non-competition agreement, he will receive during the applicable non-competition period the sum of (i) the highest base salary ever paid to him during his employment (or a pro rata portion if the non-competition period is less than one year), plus (ii) a bonus (or a pro rata portion if the non-competition period is less than one year) equal to the average of the discretionary bonuses received by Mr. Dalton over the two years preceding his termination (but no less than $1.0 million with respect to any termination occurring in 2017 or occurring prior to the payment of the 2017 annual bonus), provided that payment obligations under the non-competition agreement shall be reduced by all post-termination separation payments paid to Mr. Dalton under his employment agreement and provided further that the Company may waive Mr. Dalton’s obligations under the non-competition agreement, in which case he will not be entitled to any further payments under the non-competition agreement.

Mr. Dalton is also subject to non-solicitation restrictions with respect to the Company’s investors, customers and employees during his employment and for the one-year period (with respect to investors and customers) or the two-year period (with respect to employees) thereafter (or the six-month period thereafter if his employment is terminated without Cause or for Good Reason or is terminated within the 90-day period prior to, or at any time on or after, a change in control).

Mr. Dalton’s employment agreement also provides that, in the event that any payments Mr. Dalton may receive in connection with a change in control are subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, such payments will be reduced to the greatest amount payable that would not result in the imposition of such tax, but only if it is determined that such reduction would cause Mr. Dalton to be better off, on a net after-tax basis, than without such reduction and payment of the excise tax under Section 4999 of the Code.

Mr. Dalton will be reimbursed for legal fees incurred in connection with the negotiation of the commencement of his employment, up to a maximum amount of $25,000.

There are no current or proposed transactions between the Company and Mr. Dalton or his immediate family members that would require disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

The foregoing description is not a complete description of the employment agreement and non-competition agreement and is qualified in its entirety by reference to the full text of the employment agreement and the non-competition agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated by reference in this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(d)        Exhibits:

10.1	Employment Agreement by and among Fifth Street Management LLC, FSC CT, Inc. and Patrick Dalton, dated November 29, 2016

10.2	Non-Competition Agreement, Non-Solicitation and Non-Disclosure Agreement by and between FSC CT, Inc. and Patrick Dalton, dated November 29, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH STREET ASSET MANAGEMENT INC.

Date: December 5, 2016	By:	/s/ Kerry S. Acocella
		Name:	Kerry S. Acocella
		Title:	Secretary

EXHIBIT INDEX

Exhibit

10.1	Employment Agreement by and among Fifth Street Management LLC, FSC CT, Inc. and Patrick Dalton, dated November 29, 2016

10.2	Non-Competition Agreement, Non-Solicitation and Non-Disclosure Agreement by and between FSC CT, Inc. and Patrick Dalton, dated November 29, 2016